PRESS RELEASE

Clorox Reports Q2 Fiscal Year 2018 Results; Raises EPS Outlook for Tax Reform

OAKLAND, Calif., Feb. 2, 2018 – The Clorox Company (NYSE:CLX) reported sales growth of 1 percent and diluted net earnings per share from continuing operations (diluted EPS) of $1.77 for its second quarter of fiscal year 2018, which ended Dec. 31, 2017. Diluted EPS results reflect a benefit of 61 cents from a significantly lower effective tax rate in the second quarter as a result of U.S. corporate tax reform.

“We’re very pleased that halfway through the fiscal year, we’re on track to achieve our sales outlook," said Chairman and CEO Benno Dorer. “Looking at the balance of the fiscal year, we’re staying the course with our 2020 Strategy, with continued investments to deliver superior consumer value behind robust innovation that differentiates our products and brands, and digital marketing that engages consumers online.”

Dorer added, “In addition, we’re extremely pleased with the expected benefits from tax reform, which will give us the opportunity to further enhance shareholder value.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated.

Fiscal Second-Quarter Results and Tax Reform Impacts1

Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2017 unless otherwise stated.

●	1% sales growth
●	$1.77 diluted EPS (55% increase)

Sales grew 1 percent, on top of a 5 percent sales increase in the year-ago quarter, reflecting increases in the International, Lifestyle and Cleaning segments, supported by the benefit of price increases and partially offset by unfavorable mix. Second quarter sales also included a reduction of nearly 1 point from the sale of the Aplicare business in late August 2017. Volume grew 1 percent, on top of 8 percent volume growth in the year-ago quarter, largely driven by gains in the Cleaning and Lifestyle segments.

As previously communicated, gross margin was significantly pressured in the second quarter, decreasing 170 basis points to 43.0 percent from 44.7 percent in the year-ago quarter. The decrease in gross margin was driven primarily by higher input costs related to commodities and further tightening of the transportation market. Strategic investments in future growth and cost savings initiatives also contributed to the decrease in gross margin. These factors were partially offset by the benefit of cost savings.

“Like other companies, we’re facing more pronounced cost pressures from commodities and logistics,” said Chief Financial Officer Steve Robb. “I believe we’re taking the right steps to address these headwinds and ensure the long-term health of our business.”

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1 Clorox continues to assess and analyze the full impact of tax reform on its business. Accordingly, the estimated impacts of tax reform, including anticipated effective tax rates, the provisional revaluation of deferred tax liabilities and the provisional one-time transition tax on unremitted foreign earnings, are based on management’s current assessment, and could be materially different based on the company’s actual results for future periods, our further analysis of the tax reform, any additional congressional, administrative and other actions or guidance related to the tax reform, and any actions the company may take as a result of tax reform.

The passage of The Tax Cuts and Jobs Act (The Tax Act) on Dec., 22, 2017, is expected to meaningfully lower Clorox’s long-term effective tax rate. The tax law reduces the U.S. corporate federal tax rate from 35 percent to 21 percent, utilizes a modified territorial approach to the taxation of future foreign earnings, disallows certain tax benefits and eliminates the domestic manufacturing deduction.

In the second quarter, the company recorded a provisional estimate of $81 million in tax benefits, or an increase of about 61 cents to diluted EPS, which is the main driver for the company’s second quarter effective tax rate of minus (-3) percent, versus 34 percent in the year-ago period.

Clorox delivered earnings from continuing operations of $233 million, or $1.77 diluted EPS, which includes the benefits of tax reform, compared to $150 million, or $1.14 diluted EPS, in the year-ago quarter. Diluted EPS reflects the aforementioned 61 cents of benefit from the company’s lower effective tax rate and higher sales, partially offset by lower gross margin. Diluted EPS also reflects a 7-cent reduction from $14 million in incremental demand building investments, largely to support product innovation.

Year-to-date net cash from continuing operations increased to $322 million, compared with $271 million in the year-ago period, an increase of 19 percent, due to lower employee incentive compensation payments. Tax reform had no impact on cash flows in the second quarter.

Key Segment Results

Following is a summary of key second-quarter results from continuing operations by segment. All comparisons are with the second quarter of fiscal year 2017, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)

●	1% sales increase
●	16% pretax earnings increase

Segment sales growth was driven largely by gains in Home Care, reflecting higher shipments of Clorox® disinfecting wipes behind continued strength in the club channel as well as the launch of new Scentiva® branded products. These factors were partially offset by decreases in the Professional Products business, primarily from the sale of the Aplicare business in August 2017 as well as unfavorable mix within the segment. Pretax earnings increased, driven largely by the comparison to a $21 million noncash impairment charge related to the Aplicare business in the year-ago quarter. Pretax earnings also reflect the benefits of cost savings and higher sales, which were more than offset by increased manufacturing and logistics costs, including strategic investments in the company’s supply chain; higher commodity costs and increased advertising and sales promotion investments.

Household
(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	3% sales decrease
●	24% pretax earnings decrease

Segment sales decreased in comparison to double-digit sales growth in the year-ago quarter. The decrease in sales reflected lower volume in the Bags & Wraps, Cat Litter and Charcoal businesses, partially offset by double-digit gains in the Digestive Health business from strong growth in the e-commerce channel. Pretax earnings decreased primarily due to lower sales; higher manufacturing and logistics costs, reflecting strategic investments in the company’s supply chain; and higher commodity costs. These factors were partially offset by the benefit of cost savings.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	3% sales increase
●	10% pretax earnings decrease

Segment sales growth reflected double-digit volume gains in Water Filtration behind increased merchandising support for pour-through filter products in the club channel as well as the introduction of new Brita® Long Last™ filters and Brita® Stream™ pitchers. Segment sales growth was also driven by gains in the Natural Personal Care business behind continued strength of lip care products. Pretax earnings decreased primarily due to higher manufacturing and logistics costs as well as increased advertising and sales promotion investments to support product innovation, partially offset by higher sales.

International
(Sales outside of the U.S.)

●	4% sales increase
●	18% pretax earnings decrease

Segment sales growth was driven primarily by the benefit of price increases. Volume was flat, reflecting gains in Canada, offset by decreases in certain Asian and Latin American countries. Pretax earnings decreased, primarily driven by inflationary pressure on manufacturing and logistics costs and incremental investments in select initiatives to drive profitable growth.

Clorox Raises Fiscal Year 2018 EPS Outlook for New Tax Reform Law

●	1% to 3% sales growth (unchanged)
●	$6.17 to $6.37 diluted EPS range (updated)

Clorox continues to anticipate sales growth in the range of 1 percent to 3 percent, reflecting a reduction of nearly 1 point in the fiscal year from the company’s sale of the Aplicare business. The company’s fiscal year sales outlook also reflects the continued expectation of 3 points of incremental benefit from product innovation.

Gross margin is now expected to decrease modestly as a result of higher input costs related to commodities and further tightening of the transportation market.

The company estimates its fiscal year 2018 effective tax rate to be in the range of 23 percent to 24 percent versus its previous assumption of 32 percent to 33 percent, with variability anticipated over the remaining two quarters of its fiscal year, ending June 30, 2018. Longer term, the company estimates its effective tax rate to be in the mid-20s range.

Net of all these factors, Clorox now anticipates fiscal year 2018 diluted EPS from continuing operations to be in the range of $6.17 to $6.37, which includes an updated assumption for a fiscal year benefit estimated to be 70 cents to 75 cents from tax reform, partially offset by lower gross margin.

“We’re certainly expecting significant benefits to the company’s earnings and cash flows from tax reform,” said Chief Financial Officer Steve Robb. “We’re continuing discussions with our board of directors on opportunities to enhance shareholder value consistent with our cash allocation priorities, with particular emphasis on growing our business and returning excess cash to shareholders.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited reconciliation of earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)
●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,100 employees worldwide and fiscal year 2017 sales of $6 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife® digestive health products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility efforts, most notably being named to the Drucker Institute’s 2017 Management Top 250 list, The Just 100: America’s Top Citizens list, CR Magazine's 2017 Best Corporate Citizens list and the first sector-neutral Bloomberg Gender Equality Index in 2018. In support of its communities, The Clorox Company and its foundations contributed about $11 million in combined cash grants, product donations and cause marketing in fiscal year 2017. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth, or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as updated from time to time in the Company’s SEC filings, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2017. These factors include, but are not limited to: intense competition in the Company’s markets; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the Company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; the impact of increases in sales of consumer products through alternative retail channels; risks related to reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; lower revenue or increased costs resulting from government actions and regulations; the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; changes in trade, tax or U.S. immigration policies, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the Company to innovate and to develop and introduce commercially successful products; the ability of the Company to implement and generate cost savings and efficiencies; the success of the Company’s business strategies; the Company’s ability to maintain its business reputation and the reputation of its brands; risks related to the effects of the Tax Cuts and Jobs Act (Tax Act) on the Company as the Company continues to assess and analyze such effects as well as its current interpretation, assumptions and expectations relating to the Tax Act, and the possibility that the final impact of the Tax Act on the Company may be materially different from the Company’s current estimates based on the Company’s actual results for future periods, the Company’s further assessment and analysis of the Tax Act, any additional Congressional, administrative and FASB actions or other guidance related to the Tax Act and any actions that the Company make take as a result of the Tax Act; risks related to additional increases in the estimated fair value of P&G's interest in the Glad® business, such as the significant increase over the first half of fiscal year 2018 primarily due to the recent Tax Act and the recent extension of the venture agreement with, and the related R&D support provided by, P&G; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the Company’s ability to attract and retain key personnel; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the Company’s control; the Company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the Company of third-party intellectual property rights; the effect of the Company’s indebtedness and credit rating on its business operations and financial results; the Company’s ability to pay and declare dividends or repurchase its stock in the future; the Company’s ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate; the accuracy of the Company’s estimates and assumptions on which its financial projections are based; risks related to the Company’s discontinuation of operations in Venezuela; and the impacts of potential stockholder activism.

The Company’s forward-looking statements in this press release are based on management’s current views, beliefs and assumptions regarding future events and speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations

Lisah Burhan 510-271-3269, lisah.burhan@clorox.com
Joel Ramirez 510-271-3012, joel.ramirez@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share data

	Three Months Ended		Six Months Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Net sales	$1,416	$1,406	$2,916	$2,849
Cost of products sold	807	777	1,634	1,580
Gross profit	609	629	1,282	1,269

Selling and administrative expenses	197	197	401	397
Advertising costs	140	128	274	256
Research and development costs	31	32	63	63
Interest expense	20	22	41	44
Other (income) expense, net	(6)	23	(3)	18
Earnings from continuing operations before income taxes	227	227	506	491
Income taxes on continuing operations	(6)	77	81	162
Earnings from continuing operations	233	150	425	329
Earnings (losses) from discontinued operations, net of tax	-	(1)	-	(1)
Net earnings	$233	$149	$425	$328

Net earnings (losses) per share
Basic
Continuing operations	$1.81	$1.16	$3.29	$2.55
Discontinued operations	-	-	-	(0.01)
Basic net earnings per share	$1.81	$1.16	$3.29	$2.54

Diluted
Continuing operations	$1.77	$1.14	$3.23	$2.51
Discontinued operations	-	-	-	(0.01)
Diluted net earnings per share	$1.77	$1.14	$3.23	$2.50

Weighted average shares outstanding (in thousands)
Basic	129,359	128,497	129,189	128,973
Diluted	131,655	130,775	131,559	131,406

Condensed Consolidated Balance Sheets
Dollars in millions

	12/31/2017	6/30/2017	12/31/2016
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$489	$418	$414
Receivables, net	536	565	514
Inventories, net	494	459	501
Prepaid expenses and other current assets	161	72	120
Total current assets	1,680	1,514	1,549

Property, plant and equipment, net	935	931	904
Goodwill	1,202	1,196	1,190
Trademarks, net	655	654	655
Other intangible assets, net	65	68	72
Other assets	221	210	198
Total assets	$4,758	$4,573	$4,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$495	$404	$759
Current maturities of long-term debt	-	400	400
Accounts payable and accrued liabilities	885	1,005	878
Income taxes payable	-	-	-
Total current liabilities	1,380	1,809	2,037
Long-term debt	1,788	1,391	1,390
Other liabilities	791	770	794
Deferred income taxes	39	61	77
Total liabilities	3,998	4,031	4,298

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	941	928	895
Retained earnings	2,649	2,440	2,284
Treasury shares	(2,465)	(2,442)	(2,489)
Accumulated other comprehensive net (losses) income	(524)	(543)	(579)
Stockholders’ equity	760	542	270
Total liabilities and stockholders’ equity	$4,758	$4,573	$4,568

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Three Months Ended			Three Months Ended
	12/31/2017	12/31/2016	% Change(1)	12/31/2017	12/31/2016	% Change(1)
Cleaning	$472	$469	1%	$121	$104	16%
Household	410	421	-3%	54	71	-24%
Lifestyle	268	260	3%	69	77	-10%
International	266	256	4%	23	28	-18%
Corporate	-	-		(40)	(53)	-25%
Total	$1,416	$1,406	1%	$227	$227	0%

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Six Months Ended			Six Months Ended
	12/31/2017	12/31/2016	% Change(1)	12/31/2017	12/31/2016	% Change(1)
Cleaning	$1,031	$1,003	3%	$293	$268	9%
Household	851	843	1%	127	140	-9%
Lifestyle	514	496	4%	133	139	-4%
International	520	507	3%	46	55	-16%
Corporate	-	-		(93)	(111)	-16%
Total	$2,916	$2,849	2%	$506	$491	3%

(1) Percentages based on rounded numbers.